Exhibit 99.2

FOR IMMEDIATE RELEASE
April 28, 2015

Good Times Restaurants Inc. Reports Entering into Purchase Agreement
For All of the Interests of Bad Daddy’s International, LLC

(GOLDEN, CO)  Good Times Restaurants Inc. (GTIM) (“Good Times” or the “Company”) today announced that it has entered into a Membership Interest Purchase Agreement for all of the membership interests in Bad Daddy’s International, LLC (“BDI”).  Upon completion of the purchase, which is subject to financing, BDI will become a wholly owned subsidiary of the Company.

BDI owns all of the member interests in four restaurants in North Carolina, a portion of the member interests in three other restaurants in North Carolina, the license for the Bad Daddy’s Burger Bar in the Charlotte airport, the intellectual property associated with the Bad Daddy’s Burger Bar concept and 52% of the member interests in Bad Daddy’s Franchise Development, LLC (“BDFD”) which has granted franchises for two Bad Daddy’s restaurants in South Carolina and Tennessee and licensed rights to the Company for its restaurants in Colorado.   As a result of the purchase of BDI, the Company will acquire all of these rights and interests.

President & CEO, Boyd Hoback said, “When we first got involved with Bad Daddy’s approximately two years ago, we were excited about the potential for the brand and had certain first rights of offer to acquire it.   Since then, the performance of the Bad Daddy’s restaurants we have opened and those in which we will be acquiring an interest has confirmed our original enthusiasm.  We believe it is in the best interests of our shareholders to acquire 100% of the rights to the brand and all future development now rather than later.  .   They have a great group of people and this transaction will provide an expanded operating base from which to accelerate our growth, additional opportunities for the operating team and all the future development rights for the concept.”

The purchase price of the acquisition is $21 million consisting of $18.5 million in cash and a one year promissory note to the current owners of BDI for $2.5 million.  A typical Bad Daddy’s restaurant is approximately 3,500-4,000 square feet with an enclosed patio, smaller than most other casual dining restaurants. Based on average annual restaurant sales of approximately $2.7 million (for restaurants open more than 15 months), BDBBs generate average sales per square foot of over $770, which the Company believes is a key metric indicating the strength and expansion potential of the concept.  The Company also reported that the targeted operating metrics for new restaurants include a restaurant level cash-on-cash return of approximately 35% to 40% based on average sales of $2.4 – $2.7 million, a restaurant operating profit margin of approximately 13 – 17%, and a cash investment to develop a new store between $800,000 and $900,000, net of tenant improvement allowances provided by the landlord. This results in a sales to cash investment ratio of 2.4 – 3.0 to 1.

Regarding the Bad Daddy’s restaurants currently open in Colorado, Hoback said “Total sales of our three Bad Daddy’s restaurants were $2,009,000 in the second quarter of fiscal 2015 and our two most recently opened restaurants had average annualized sales over $3 million during the quarter with an average per person check of approximately $16 to $17 as compared to our Good Times’ per person average check of approximately $6.50.”

Hoback added, “We have a very healthy balance sheet with limited long term debt and over $11 million in cash as of December 31, 2014.   We are planning on raising additional equity capital to fund the acquisition, allowing us to use our cash, cash generated from operations and any additional financing for our planned accelerated growth and development of both Good Times and Bad Daddy’s.  We also believe the transaction will be immediately accretive for our shareholders after the integration of BDI and accelerate our transition to profitability based on the cash flow and earnings we are acquiring, the elimination of royalties from the current and future Bad Daddy’s restaurants we own and develop, and potential synergies in our purchasing and general and administrative expenses after the integration of the acquisition.”

Commenting on the sale of BDI, Frank Scibelli and Dennis Thompson said “After working with Good Times for the last two years, we feel that it is a perfect time to sell and insure the growth and integrity of the brand.  We feel that they will do a great job of growing the concept while maintaining its quality and integrity.”

Janney Montgomery Scott acted as exclusive financial advisor to Good Times and Robert W. Baird & Co. Inc., acted as exclusive financial advisor to BDI in the transaction. anney Montgomery Scott acted as the exclusive financial advisor to Good Times and

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, fresh cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises 37 restaurants.

GTIM owns and operates Bad Daddy’s Burger Bar restaurants as a licensee through its wholly owned subsidiary, BD of Colorado LLC and plans to franchise Bad Daddy’s Burger Bar restaurants through its 48% ownership of Bad Daddy’s Franchise Development LLC.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K-A for the fiscal year ended September 30, 2014 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO (303) 384-1411
Christi Pennington (303) 384-1440
Mike Porter:  Porter, LeVay & Rose (212) 564-4700